Thomas H. McAuley Elected to Alico, Inc. Board of Directors

 La Belle, FL., October 11, 2010 -- Alico, Inc., (NASDAQ: ALCO) a land management company, announced today that its Board of Directors has appointed Thomas H. McAuley as a Board member.

Mr. McAuley was formerly the President of Inland Capital Markets Group, Inc., a subsidiary of TIGI, a Chicago real estate and financial services company, a position that he held from 2005 to 2009. From 1995 to 2003, he was Chairman and Chief Executive Officer of IRT Property Company, an Atlanta, Georgia based real estate investment trust traded on the New York Stock Exchange. Prior to this position, he was a regional partner with Faison & Associates, a Charlotte, North Carolina real estate development and management company. He is a licensed real estate broker in Florida, Georgia and South Carolina. He currently serves on the boards of Inland Real Estate Corporation, The Westervelt Company and the Bank of Atlanta.

Dr. Gordon Walker, Nominating & Governance Committee Chairman, stated, “Mr. McAuley was selected by the Nominating Committee after a multi-month search that included many well qualified candidates.  The Committee felt that Mr. McAuley’s experience would add depth and diversity to the Board’s work”.

Alico’s Chairman, John R. Alexander, stated “We welcome Tom to the Board and look forward to the insights his experience will add to our business”.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.